 EXHIBIT 4.4

AMERICAN WATER STAR, INC.

CONVERTIBLE NOTE PURCHASE AGREEMENT

      THIS CONVERTIBLE NOTE PURCHASE AGREEMENT (as amended, modified, supplemented or restated in accordance with its terms from time to time, this "Agreement"), dated this _______ day of _______________, 2002, is between AMERICAN WATER STAR, INC., a Nevada corporation and its affiliates, as hereinafter defined (the "Borrower"), and the individuals named in Schedule 1 attached hereto, their successors and assigns (individually, a "Purchaser" and together, the "Purchasers"). Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in Article VIII.

RECITALS

A. The Borrower desires to induce the Purchasers to make a loan to the Borrower through the purchase of convertible notes (the "Notes").

B. Subject to the terms and conditions set forth herein, the Purchasers desire to purchase from the Borrower, and the Borrower desires to issue and sell to the Purchasers, the Notes, for an aggregate purchase price up to $700,000 payable as provided herein.

AGREEMENTS

       In consideration of the recitals and the mutual promises, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

AUTHORIZATION AND SALE OF THE NOTE AND NOTES

       1. 1 Authorization. The Borrower has, prior to the date of this Agreement, (i) authorized the issuance and sale of the Notes to the Purchasers, and (ii) authorized the issuance of, and reserved for issuance shares of Common Stock upon the conversion of the Notes.

       1.2 Sale of the Note to the Purchasers. Subject in all respects to the satisfaction of the terms and conditions herein set forth and in reliance upon the respective representations and warranties of the parties set forth herein or in any document delivered pursuant hereto, the Borrower agrees to sell to each Purchaser (and such Purchaser agrees by executing and delivering a signature page hereto to purchase from the Borrower) a Note in the original principal amount set forth opposite each respective name on Schedule 1, each free and clear of all Liens, for an aggregate purchase price set forth opposite each respective name on Schedule 1. The unpaid principal amount and accrued interest shall be payable in full one (1) year from the date of issue (the "Maturity Date").

       1.3 Delivery of the Notes to the Purchasers. Upon the execution and delivery by the Purchasers of a signature page to this Agreement, the Borrower will deliver to each Purchaser, a Note, duly executed and registered in each Purchaser's name against payment by the Purchasers of the aggregate purchase price therefor paid for up to $700,000 to the Borrower. The Notes purchased by the Purchasers shall accrue interest from the date of issuance and be executed by an authorized officer of the Borrower.

ARTICLE II

CONDITIONS TO ISSUANCE

       The obligation of the Purchasers to purchase the Notes is subject to the fulfillment to each Purchaser's satisfaction of each of the following conditions:

       2.1 Representations and Covenants. The representations and warranties made by the Borrower in Article III shall be true and correct, and all covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Borrower shall have been performed or complied with.

       2.2 Corporate Authorization. At or prior to the Closing, the Borrower shall have delivered to the Purchasers copies of the resolutions of the Board of Directors of the Borrower approved by the directors of the Borrower, authorizing, (i) the execution, delivery and performance of this Agreement and the Related Agreements, and the transactions contemplated hereby and thereby, and (ii) the reservation of shares of Common Stock issuable upon conversion of the Notes.

       2.3 Corporate Documents. At or prior to the Closing, the Borrower shall have delivered to the Purchasers copies of the Articles of Incorporation for the Borrower, certified by the Nevada Secretary of State on, or within five business days prior to, the Closing, and copies of the By-Laws of the Borrower certified by an officer of the Borrower as of the date of the Closing.

       2.4 Fees and Expenses. At the Closing, the Borrower shall pay the fees and expenses of the Placement Agent specified in this Agreement and in the Placement Agent Agreement as payable by the Borrower.

       2.5 Legal Investment. As of the Closing, the purchase of the Notes by the Purchaser shall be legally permitted by all laws and regulations to which the Purchasers and the Borrower are subject.

       2.6 Qualifications. As of the Closing, all authorizations, approvals or permits of, or filings with, any governmental authority that are required by law in connection with the lawful sale and issuance of the Notes by the Borrower shall have been duly obtained by the Borrower and shall be effective on and as of the Closing.

       2.7 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and by the Related Agreements, and all documents and instruments incident to such transactions, shall be satisfactory in form and substance to the Purchasers, and each Purchaser shall have received at or prior to the Closing all such documents as such Purchaser shall have requested.

ARTICLE III

REPRESENTATIONS AND
WARRANTIES OF THE BORROWER

       The Borrower hereby represents and warrants to the Purchasers as set forth below, and the Borrower acknowledges that the Purchasers are entering into this Agreement in reliance on the truth and accuracy of such representations and warranties.

       3.1 Organization and Standing. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Borrower has the requisite legal and corporate power to own all the properties owned by it, and to conduct its business as presently being and as proposed to be conducted by it.

       3.2 Corporate Power. The Borrower has all requisite legal and corporate power to enter into this Agreement and the Related Agreements to which it is a party and to carry out and perform its obligations under the terms of this Agreement and the Related Agreements to which it is a party. The Borrower has the legal and corporate power to issue the Notes and the shares of Common Stock issuable upon conversion of the Notes.

       3.3 Authorization: Enforceability. All corporate action on the part of the Borrower, and its directors and shareholders, necessary for the authorization, execution, delivery and performance by the Borrower of this Agreement and the Related Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, for the authorization, issuance and delivery of the Notes, and the shares of Common Stock issuable upon conversion of the Notes has been taken. This Agreement and the Related Agreements are legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by the availability of equitable remedies.

       3.4 Capitalization. As of the Closing, the Borrower's authorized capital stock will consist of 150,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. Except as disclosed in the Borrower's Financial Statements and public SEC filings, there are no outstanding securities of the Borrower which are convertible into or exchangeable for any shares of the Borrower's capital stock or containing any capital appreciation or profit participation features, there is no existing contract, option, warrant, call or other commitment or right of any character granted or issued by the Borrower calling for or relating to the issuance or transfer of shares of capital stock or any other securities of the Borrower. The Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any Notes, options or other rights to acquire its capital stock. There are no statutory or contractual preemptive rights or rights of refusal with respect to (i) the issuance of the Notes hereunder or (ii) the issuance of shares of Common Stock upon conversion of the Notes, and there are no statutory or contractual preemptive rights or rights or rights of first refusal with respect to the issuance of any other shares of capital stock or other securities or rights of the Borrower.

       3.5 Validity of Shares. The shares of Common Stock issuable upon conversion of the Notes have been duly and validly reserved by the Borrower and, upon issuance in accordance with the conversion provisions of the Notes will be duly and validly issued, fully paid, nonassessable and free and clear of all Liens.

       3.6 Financial Statements. The Borrower has made available to the Purchaser its unaudited consolidated balance sheet as of June 30, 2002 ("Balance Sheet"), and its unaudited consolidated statements of operations and cash flow for the period then ended (collectively, including the "Financial Statements'). The Financial Statements have been prepared in accordance with GAAP (subject to the absence of footnote disclosures and changes resulting from employee stock options and other normal adjustments), and present fairly the financial position of the Borrower as of June 30, 2002 and the results of its operations and cash flow for the period then ended.

       3.7 Absence of Material Undisclosed Liabilities. The Borrower does not have any material liabilities (fixed or contingent, except for payroll tax liabilities due or to become due) which are, or indebtedness which is, not fully reflected or provided for in the Balance Sheet, other than trade payables and accruals incurred in the ordinary course of business since the date of the Balance Sheet and executory contracts entered into in the ordinary course of business.

       3.8 Litigation. There are no material actions, suits, proceedings or investigations pending or, to the Borrower's knowledge, threatened against or affecting the Borrower at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign. The Borrower is not operating under or subject to, nor in default with respect to, any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, foreign or domestic, and the Borrower has not been charged or, to the Borrower's knowledge, threatened with a charge of violation, or under investigation with respect to possible violation, of any provision of any federal, state or local law or administrative ruling or regulation relating to the Borrower or its business, affairs, assets, prospects, operations, employee relations, rights or condition, financial or otherwise.

       3.9 Consents. All material consents, approvals, qualifications, orders or authorizations of, or filings with, any governmental authority, including state securities commissions, required in connection with the Borrower's valid execution, delivery or performance of this Agreement and the Related Agreements to which it is a party, the offer, sale and issuance of the Notes and the consummation of any other transaction contemplated on the part of the Borrower hereby or thereby have been obtained or made.

       3.10 Compliance with Law and Other Instruments. The Borrower is not in violation of any term of its Articles of Incorporation or By-Laws. The Borrower is not in violation of the provisions of any material note, bond, mortgage, indenture, loan, factoring arrangement, license, agreement, lease or other instrument or obligation to which the Borrower is a party or by which it or any of its assets may be bound. To the knowledge of the Borrower, the Borrower has all material franchises, permits, licenses and approvals necessary to conduct its respective business as presently conducted. To the knowledge of the Borrower, the Borrower is not in violation of any term or provision of any such material franchise, permit, license or approval, or any-material law, judgment, order, writ, injunction, decree, statute, rule or regulation of any court, administrative agency, bureau, board, commission, office, authority, department or other governmental entity applicable to the Borrower, or any of its assets.

       3.11 No Violation. None of the execution and delivery of this Agreement and the Related Agreements, the consummation of the transactions provided for herein and therein or contemplated hereby and thereby, the fulfillment by the Borrower of the terms hereof or thereof, will (a) conflict with or result in a breach of any provision of the Articles of Incorporation or By-Laws of the Borrower, (b) result in a default or breach, give rise to any right of termination, cancellation or acceleration, or require any consent or approval, under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, loan, factoring arrangement, license, agreement, lease or other instrument or obligation to which the Borrower is a party or by which it or any of its respective assets may be bound or (c) to the knowledge of the Borrower, violate any material law (including, but not limited to, any Environmental Law), judgment, order, writ, injunction, decree, statute, rule or regulation of any court, administrative agency, bureau, board, commission, office, authority, department or other governmental entity applicable to the Borrower or any of its assets.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

       Each Purchaser represents and warrants to the Borrower with respect to itself as follows:

       4.1 Enforceability. This Agreement and the Related Agreements are legal, valid and binding obligations of the Purchaser, enforceable against such Purchaser in accordance with their terms.

       4.2 Purchase for Investment. The Purchaser will acquire the Notes, and the Common Stock issuable upon conversion of the Notes for investment, and not with a view to distributing all or any part thereof in any transaction, which would constitute a "distribution" within the meaning of the Securities Act. The Purchaser acknowledges that the Notes and the Common Stock issuable upon conversion of the Notes have not been registered under the Securities Act and, except as provided in the Registration Agreement, Exhibit B hereto, the Borrower is under no obligation to file a registration statement with the Securities and Exchange Commission with respect to the Notes or the Common Stock issuable upon conversion of the Notes.

       4.3 Borrower Qualifications. The Purchaser (a) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Notes and Common Stock issuable upon conversion of the Notes; (b) is able to bear the complete loss of its investment in the Notes or Common Stock issuable upon conversions of the Notes; and (c) has had the opportunity to ask questions of, and receive answers from, the Borrower and its management concerning the terms and conditions of the offering of the Notes and Common Stock issuable upon conversion of the Notes and to obtain additional information. The Purchaser is not relying upon any statements or instruments made or issued by any other person other than the Borrower and its officers in making its decision to invest in the Notes and the Common Stock issuable upon conversion of the Notes. The Purchaser is an "accredited Borrower" as such term is defined in Rule 501 of the Securities Act.

ARTICLE V

REPORTING AND INSPECTION

       5.1 Accounting. The Borrower will maintain and will cause each of its Affiliates to maintain a system of accounting established and administered in accordance with GAAP and all financial statements or information delivered under Section 5.2 will be prepared in accordance with GAAP.

       5.2 Financial Statements and Other Information. The Borrower will deliver to each Purchaser of a Note by making available on the internet at www.sec.gov under American Water Star, Inc. (AMWS)

(a) promptly after the completion of the audit for each fiscal year of the Borrower, consolidated balance sheets of the Borrower and its Affiliates, as at the end of such year, and consolidated statements of operations and cash flow of the Borrower and its Affiliates, for such fiscal year, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and certified, by regionally recognized independent public accounting firm selected by the Borrower;

(b) within fifty (50) days after the end of each calendar quarter, unaudited consolidated balance sheets of the Borrower as of the end of such quarter, and unaudited consolidated statements of operations and cash flow of the Borrower and its Affiliates for such quarter and for the current fiscal year to date, prepared in accordance with GAAP and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, subject to changes resulting from normal year-end audit adjustments, and other key operating and financial statistics and data material to the Borrower's business and operations, all in reasonable detail and certified by the principal financial officer of the Borrower;

(c) promptly upon the Borrower's learning thereof, notice of (i) any material litigation adversely affecting the Borrower whether or not the claim is considered by the Borrower to be covered by insurance, and (ii) the institution of any material suit or administrative proceeding involving the Borrower's business, affairs, assets, prospects, operations, employee relations, rights or conditions (financial or otherwise); and

(d) promptly upon the Borrower's learning thereof, notice of any material default under, or breach or violation of, this Agreement or any of the Related Agreements.

       5.3 Inspection Rights. With respect to any party entitled to receive the financial statements and other information provided for in Section 5.2 hereunder, the Borrower will permit an authorized representative designated by such party, at the Purchaser's expense, to visit and inspect the properties of the Borrower, including its and their books and records (and to make extracts therefrom or copies thereof) and to discuss its and their affairs, finances and accounts with its and their officers and personnel, all at such reasonable times during normal business hours and as often as such party may reasonably request, but in no event more than once during any fiscal quarter.

ARTICLE VI

COVENANTS

       6.1 Insurance. The Borrower will maintain or cause to be maintained with financially sound and reputable insurers, insurance with respect to its assets and business against loss or damage covering risks of such types and in such amounts which are customary for similarly situated corporations of established reputation engaged in the same or similar businesses, in adequate amounts, and at the request of any Purchaser shall furnish such Purchaser with evidence of the same.

       6.2 Payment of Taxes and Other Obligations. The Borrower will pay or cause to be paid all material taxes, assessments and other governmental charges levied upon any of its assets or in respect of its franchises, businesses, income or profits, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a Lien upon any asset of the Borrower before the same become delinquent, except that (unless and until foreclosure, restraint, sale or other similar proceedings shall have been commenced) no such charge need be paid if being contested in good faith and by appropriate measures promptly initiated and diligently conducted if (a) such reserve or other appropriate provision, if any, as shall be required by sound accounting practice consistent with GAAP shall have been made therefor, and (b) such contest does not have a material adverse effect on the financial condition of the Borrower or the ability of the Borrower to pay any Indebtedness and no assets are in imminent danger of forfeiture.

       6.3 Compliance With Laws. The Borrower will comply, and will cause each of its Affiliates to comply, with all material laws (including, but not limited to, Environmental Laws), rules, regulations, judgments, orders and decrees of any governmental or regulatory authority applicable to its and their respective assets.

       6.4 Corporate Existence. Property and Shares. The Borrower will preserve, protect, and maintain, (a) its corporate existence, and (b) all rights, franchises, accreditations, privileges, and properties, the failure of which to preserve, protect, and maintain might have a material adverse effect on the business, affairs, assets, prospects, operations, employee relations, rights or condition, financial or otherwise, of the Borrower taken as a whole.

       6.5 Maintenance. The Borrower will, and will cause each of its Affiliates to, maintain and keep its properties in good repair, working order and condition, subject to normal wear and tear, and from time to time make all necessary repairs, renewals and replacements so that its businesses may be properly and advantageously conducted at all times.

       6.6 Other Obligations. The Borrower will comply with, and cause each of its Affiliates to comply with, all obligations which it incurs pursuant to any contract or agreement, whether oral or written, express or implied, as such obligations become due to the extent to which the failure to so comply could be expected to have a material adverse effect upon the business, affairs, assets, prospects, operations, employee relations, rights or condition, financial or otherwise, of the Borrower and its Affiliates taken as a whole, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP) have been established on its books with respect thereto.

       6.7 No Restrictions. The Borrower will not enter into or become subject to any agreement or instrument, which by its terms would (under any circumstances) restrict the Borrower's right to perform the provisions of this Agreement or the Related Agreements.

       6.8 Dividends and Stock Redemptions. Other than in connection with any future financing involving preferred stock or the retirement/surrender of founder's shares presently contemplated, the Borrower will not (i) purchase or otherwise retire any of its shares of capital stock or (ii) declare or pay dividends on, or make any other distribution on or in respect of, any shares of its capital stock.

       6.9 Public Disclosures. The Borrower will not disclose the Purchaser's name or identity as a lender to the Borrower in any press release or other public announcement or in any document or material filed with any governmental entity, without the prior written consent of the Purchaser, unless such disclosure is required by applicable law or governmental regulations or by order of a court of competent jurisdiction, in which case prior to making such disclosure the Borrower will give written notice to the Purchaser describing in reasonable detail the proposed content of such disclosure and will permit such Purchaser two business days to review and comment upon the form and substance of such disclosure.

       6.10 Use of Proceeds. The Borrower will use the proceeds from the sale of the Note for (i) liquidity, (ii) the payment of the fees and expenses identified in Section 6.11, (iii) to self finance receivables, (iv) for inventory purchases as the Borrower expands its bottler network nationwide, (iv) the working capital, and capital expenditure requirements of the Borrower and other uses in the ordinary course of business, including costs associated with Borrower relations.

       6.11 Fees and Expenses. The Borrower will bear all of its own expenses in connection with the preparation, execution and negotiation of this Agreement and the Related Agreements, and the transactions contemplated hereby and thereby, and the Borrower will also reimburse the Purchasers for or pay any expenses it incurs including, but not limited to, the reasonable legal fees and disbursements up to $5,000 of counsel to the Placement Agent in connection with the preparation, execution, negotiation and performance of this Agreement, the Related Agreements, and the transactions contemplated hereby and thereby and any investigation or analysis, by or on behalf of the Purchasers.

       The Borrower is offering the Notes through Camden Securities, Inc., Placement Agent, a member of the National Association of Securities Dealers, Inc. (NASD). The Placement Agent will receive a cash commission of 10% and a non-accountable expense allowance of 3% of the gross proceeds. In addition, the Placement Agent will receive 10% on all shares to be converted of common stock (pro-rata based on an aggregate amount of Notes sold in this offering of $700,000) and 2% due diligence fees of the gross proceeds raised by Camden.

ARTICLE VII

EVENTS OF DEFAULT

       7.1 Events of Default Defined: Acceleration of Maturity. If any one or more of the following events ("Events of Default") shall have occurred:

(a) the Borrower shall (i) default, and such default shall continue for five or more days, in the payment when due of any principal or interest on the Note or (ii) fail to pay any other amounts owing hereunder for five days after receiving notice thereof; or

(b) default shall occur in the observance or performance of any of the other covenants or agreements of the Borrower contained in this Agreement or the Related Agreements which is not remedied within 30 days after notice thereof to the Borrower; or

(c) any default shall occur in the terms governing Indebtedness of the Borrower and such default remains uncured beyond any applicable cure or grace period or the holder or holders of such Indebtedness has declared the unpaid balance thereof to be due and payable; or

(d) the Borrower shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against the Borrower and the petition is not stayed within 30 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower; or the Borrower commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Borrower; or there is commenced against the Borrower any such proceeding which remains undismissed for a period of 60 days; or the Borrower is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower for the purpose of effecting any of the foregoing; or

(e) any representation, warranty or certification made by the Borrower or any of its officers in this Agreement, in any Related Agreement or in any certificate, report, financial statement, or other instrument delivered under or pursuant to any provision hereof or thereof shall prove to have been false or incorrect in any material respect on the date or dates as of which they were made and shall remain false or incorrect for 30 days after notice thereof to the Borrower;

then, when any Event of Default described in clauses (a), (b), (c), or (e) above has occurred and shall be continuing, the principal of the Note and the interest accrued thereon and all other amounts due hereunder (the "other payments") shall forthwith become and be due and payable, if not already due and payable, without presentment, further demand or notice of any kind. When any Event of Default described in clause (d) above has occurred, then the principal of the Note, the interest accrued thereon and the other payments shall immediately become due and payable, upon the occurrence thereof, without presentment, demand, or notice of any kind. If any principal, installment of interest or other payment is not paid in full on the due date thereof (whether by maturity, prepayment, or acceleration) or any Event of Default has occurred and is continuing, then the outstanding principal balance of the Note, any overdue installment of interest (to the extent permitted by applicable law), including interest accruing after the commencement of any proceeding under any bankruptcy or insolvency law, and all other payments will bear interest from the due date of such payment, or from and after an Event of Default, at a rate equal to the interest rate applicable to the Note plus 5% ("Default Rate"). If payment of the Note is accelerated, then the outstanding principal balance thereof shall bear interest at the Default Rate from and after the Event of Default.

       7.2 Suits for Enforcement. If any Event of Default specified in Section 7.1 above has occurred and is continuing, the Purchaser of any of the Notes may proceed to protect and enforce such holder's rights either by suit in equity or by action at law, or both, whether for the specific performance of any covenant or agreement contained in this Agreement or any Related Agreement, or in aid of the conversion of any power granted in this Agreement or any Related Agreement, or to enforce any other legal or equitable right or remedy of such holder.

       7.3 Delays or Omissions. No failure to convert or delay in the conversion of, any right, power or remedy accruing to any holder of any Note upon any breach or default of the Borrower under this Agreement shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

       7.4 Remedies Cumulative. All remedies, under either this Agreement or the Note, by law or otherwise afforded to any holder of the Note, shall be cumulative and not alternative.

ARTICLE VIII

DEFINITIONS

       8.1 Definitions. In addition to the capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the following meanings when used in this Agreement:

       "Closing" means the closing of the sale and issuance of the Notes to the Purchasers pursuant to this Agreement.

       "Common Stock" means the shares of Common Stock, $.0001 par value per share, of the Borrower.

       "Environmental Laws" means all federal, state and local laws, ordinances and rules of common law relating to environmental, safety, or health matters, including those relating to fines, orders, injunctions, penalties, damages, contribution, cost recovery compensation, losses, or injuries resulting from the release or threatened release of Hazardous Substances and the generation, use, storage, transportation, or disposal of Hazardous Substances in any manner applicable to the Parent or its assets, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Toxic Substances Control Act of 1976 (15 U.S.C. §§ 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300f- §§ 300j-11 et seq, the Occupational Safety and Health Act of 1970 (29 U.S.C. §§ 651 et seq.), and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. §§ 11001 et seq.), each as heretofore and hereafter amended or supplemented, and any analogous present or future federal, state, or local statutes, rules, and regulations promulgated thereunder or pursuant thereto, and any other present or future law, ordinance, rule, regulation, permit, order, or directive addressing environmental, safety or health issues, of or by the federal government, any state or political subdivision thereof, or any agency, court, or body of the federal government or any state or political subdivision thereof.

       "GAAP" means United States generally accepted accounting principles, consistently applied.

       "Indebtedness" of any Person means the principal of, premium, if any, and unpaid interest on (a) indebtedness for borrowed money, (b) indebtedness guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed, directly or indirectly, in any manner by such Person through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss, (c) all indebtedness secured by any mortgage, lien, pledge, charge or other encumbrance upon property owned by such Person, even though such Person has not in any manner become liable for the payment of such indebtedness, (d) all indebtedness of such Person created or arising under any conditional sale, lease (intended primarily as a financing device) or other title retention or security agreement with respect to property acquired by such Person even though the rights and remedies of the seller, lessor or lender under such agreement or lease in the event of default may be limited to repossession or sale of such property, and (e) renewals, extensions and refunding of any such indebtedness.

       "Lien" means any mortgage, deed of trust, lien, security interest, pledge, lease, conditional sale contract, claim, charge, easement, right of way, assessment, restriction and other encumbrance of every kind.

       "Note" means each of the Convertible Notes of the Borrower in favor of a Purchaser in the aggregate principal amount of up to $700,000 and substantially in the form of Exhibit A hereto, as amended and in effect from time to time, and any notes issued in exchange for, or replacement of, all or any part of such note, and any extension, renewal, restatement or supplement to or of any such note.

       "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

       "Placement Agent" means Camden Securities, Inc, a registered NASD Broker-Dealer.

       "Placement Agent Agreement" means that certain Agreement dated October 2002 by and between the Borrower and the Placement Agent.

       "Registration Agreement" means that certain Registration Agreement, of even date herewith, between the Borrower and the Purchasers substantially in the form of Exhibit B hereto.

       "Related Agreements" means the Notes and the Registration Agreement.

       "Securities Act" means the Securities Act of 1933, as amended.

       8.2 Rules of Construction. The following provisions shall be applied wherever appropriate herein:

(a) "herein," "hereby," "hereunder," "hereof" and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used;

(b) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural;

(c) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

(d) all accounting terms not specifically defined herein shall be construed in accordance with GAAP;

(e) neither this Agreement nor any other agreement, document or instrument referred to herein or executed and delivered in connection herewith shall be construed against either party as the principal draftsperson hereof or thereof;

(f) all references or citations in this Agreement to statutes or regulations or statutory or regulatory provisions shall generally be considered citations to such statutes, regulations or provisions as in effect on the date hereof, except that when the context otherwise requires, such references shall be considered citations to such statutes, regulations or provisions as in effect from time to time, including any successor statutes, regulations or provisions directly or indirectly superseding such statutes, regulations or provisions;

(g) any references herein to a particular Section, Article, Exhibit or Schedule means a Section or Article of, or an Exhibit or Schedule to, this Agreement unless another agreement is specified; and

(h) the Exhibits and Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement.

ARTICLE IX

CONVERSION RIGHTS

       The holders of the Notes shall have conversion rights as follows:

       9.1 Voluntary Conversion. At any time, commencing one (1) month after completion of the offering, the Holder may convert the then outstanding principal amount thereof, together with all accrued and unpaid interest hereunder, at a conversion price of thirty percent (30%) discount to the closing bid price per share (the "Conversion Price") on the day of conversion into shares of Common Stock with a floor price of twenty cents($0.20) and a maximum conversion price of forty cents ($0.40) per share. The maximum of forty cents ($0.40) is only valid if the Company's trading price is not more than one dollar ($1.00). Once the trading price for AMWS is trading at or above one dollar ($1.00), the maximum conversion clause is of no effect and the only conversion formula is the thirty percent (30%) reduction from the bid price at time of conversion.

       9.2 Automatic Conversion. The outstanding principal amount and all accrued interest on this Note shall automatically be converted into shares of Common Stock at the then effective Conversion Price (defined above) in the event the Holder fails to deliver to the Company written notice of his/her/its intent to receive cash payment for the total indebtedness due under this Note no later than 30 days prior to the Maturity Date (defined above).

       9.3 Mechanics of Conversion. Before any holder of a Note shall be entitled to convert the same into shares of Common Stock, he, she or it shall surrender the Note duly endorsed "Cancelled" at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he, she or it elects to convert the same and shall state therein the name or names in which he, she or it wishes the certificate or certificates for shares of Common Stock to be issued; provided, however, that in the event of an automatic conversion pursuant to Section 9.2, the Note shall be converted automatically without any further action by the holder and whether or not the Note is surrendered to the Corporation or its transfer agent. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the Note is either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such Note has been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after delivery of such Note or such agreement of indemnification, in the case of a lost Note, issue and deliver at such office to such holder of a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made on the date of closing of the automatic conversion event referred to in Section 9.2, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

       9.4 Adjustments to Conversion Price. In the event that this Corporation at any time or from time to time after the date hereof, shall declare or pay, without consideration, any dividend on its Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

       9.5 Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of a Note shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 9.4, then the Conversion Price, as then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Note shall be convertible into, or in lieu of the number of shares of Common Stock that the holders would have otherwise been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Notes immediately before that change.

       9.6 No Impairment. The Corporation will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of the Notes and in the taking if all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Notes against impairment.

       9.7 Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price pursuant to this Agreement, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of a Note a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of a Note, furnish or cause to be furnished to such holder a like certificate prepared by the Corporation setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Note.

       9.8 Notices. In the event of any taking by the Corporation of a record of the holder of the holders of any class of securities for the purposes of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation shall mail to the holders of Notes at least thirty (30) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution. In the event of any proposal by the Corporation to take any action that would result in any liquidation or deemed liquidation of the Corporation, the Corporation shall mail to the holder of as Note at least twenty (20) days prior to the date of such proposed transaction a notice specifying the proposed date of such transaction. Any notice required by the provisions of this Agreement to be given to the holders of Notes shall be deemed given if deposited in the United States mail, postage prepaid and addressed to the holders of Notes appearing in the books of the Corporation. If the mailing address of any holder of a Note is outside the United States, a copy of any notice to be sent pursuant to this Section shall be sent to such holder by telecopy (with confirmation of receipt) and shall be deemed given upon transmission. Any notices deposited in the mail shall be sent by registered mail.

       9.9 Issue Taxes. The Corporation shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares on conversion of the Notes pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

       9.10 Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Notes, such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Notes; and if at any time the number of authorized by unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Notes, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging its best efforts to obtain the requisite stockholder approval if any necessary amendment to this Agreement.

       9.11 Fractional Shares. No fractional shares shall be issued upon the conversion of the Notes. All shares of Common Stock (including fractions thereof) issuable upon conversion of a Note by a holder shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share, such fraction will be rounded up to the next whole share, and the Corporation shall pay the holder otherwise entitled to such share a sum in cash equal to the fair market value of such share on the date of conversion (as determined in good faith by the Board of Directors of the Corporation).

ARTICLE X

MISCELLANEOUS

       10.1 Consent to Amendments; Waivers. The provisions of this Agreement may be amended, and the Borrower may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Borrower has obtained the written consent of the holder or holders of a majority of the outstanding principal amount of the Note. No other course of dealing between the Borrower and any holder of all or any part of the Note or any delay in exercising any rights hereunder or under any of the Related Agreements shall operate as a waiver of any rights of any such holders. If the Borrower pays any consideration to any Person for such consent to any amendment, modification or waiver hereunder or under any of the Related Agreements, the Borrower shall also pay each holder of any part of the Note granting its consent equivalent consideration computed on a pro rata basis. Any waiver, permit, consent or approval of any kind or character on the part of any party of any provisions or conditions of this Agreement or any of the Related Agreements must be made in writing and shall be effective only to the extent specifically set forth in such writing.

       10.2 Representations and Warranties: Indemnification.

(a) All representations and warranties contained herein or in any of the Related Agreements or made in writing by any party in connection herewith or therewith will survive the execution and delivery of this Agreement and any investigation made at any time by or on behalf of the Purchasers or any other holder of all or any part of the Note.

(b) The Borrower will defend, indemnify and hold the Purchasers or any other holder of all or any part of the Note harmless from and against any and all actions, suits, losses, damages, liabilities, claims, obligations and expenses (including, but not limited to, legal fees and court costs) ("Losses"), whether or not resulting from judgments or arbitration awards, that shall be suffered or incurred by such Purchasers or holder, as the case may be, resulting from or arising out of any breach of any of the representations, warranties or covenants of the Borrowers contained in this Agreement or in any Related Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by the Borrower hereunder or thereunder.

(c) Each Purchaser will, jointly and severally, defend, indemnify and hold the Borrower harmless from and against any and all Losses, whether or not resulting from judgment or arbitration awards, that shall be suffered or incurred by the Borrower resulting from or arising out of any breach of any of the representations, warranties or covenants of the Purchasers contained in this Agreement or in any Related Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by the Purchasers hereunder or thereunder.

       10.3 Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed or not, provided, however, that neither party shall assign (by operation of law or otherwise) this Agreement or any part hereof or any obligation hereunder without the prior written consent of the Borrower or the holder or holders of a majority of the outstanding principal amount of the Notes, as the case may be. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of the Purchasers or any holder of all or any part of the Note are also for the benefit of, and enforceable by, any subsequent holders of all or any part of the Note. Neither the Note nor the Notes may be transferred unless such transfer is registered under the Securities Act or unless an exemption from such registration is available, which exemption shall be established either by an opinion of counsel delivered by the holder or holders of a Note or Notes being transferred or by other customary means.

       10.4 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of and shall not be utilized in interpreting this Agreement.

       10.5 Notices. Any notices required or permitted to be sent hereunder shall be delivered personally or mailed, by certified mail, return receipt requested, or delivered by overnight courier service to the following addresses, or such other address as any party hereto designates by written notice to the Borrower, and shall be deemed to have been given upon delivery, if delivered personally, five days after mailing, if mailed, or one business day after delivery to the courier, if delivered by overnight courier service.

If to the Borrower, to:

American Water Star, Inc.
4560 S Decatur #204
Las Vegas, NV 89103
Attn: Thomas Krucker - Chairman and Treasurer

If to the Purchasers, to the addresses specified on Schedule 1 hereto.

       10.6 Governing Law. This Agreement and the rights and duties of the parties hereto shall be governed by the laws of the State of Nevada (without regard to principles of conflicts of law).

       10.7 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument.

       10.8 Consent to Jurisdiction. The Borrower and the Purchasers hereby irrevocably agree that any suit, action, proceeding or claim against it arising out of or in any way relating to this agreement or any of the related agreements, or any judgment entered by any court in respect thereof, may be brought or enforced in the state or federal courts located in Las Vegas, Nevada and hereby irrevocably waives, to the fullest extent permitted by law, any objection which they may now or hereafter have to the venue of any proceeding brought in Las Vegas, Nevada and further irrevocably waives any claims that any such proceeding has been brought in an inconvenient forum.

       10.9 Usury Savings Clause. It is the intent of the Purchasers and the Borrower in the execution of this Agreement and the Note issued hereunder to contract in strict compliance with applicable usury law. In furtherance thereof, the Purchaser and the Borrower stipulate and agree that none of the terms and provisions contained in or pertaining to this Agreement and the Note and Notes issued hereunder shall ever constitute or be construed to create (a) a contract to pay for the use, forbearance or detention of money interest at a rate or in an amount in excess of the maximum rate of interest permitted by applicable law or (b) a charging of interest at a rate or in an amount in excess of the maximum rate of interest permitted by applicable law. If for any reason interest received or collected by the Purchaser exceeds or is deemed to exceed the applicable maximum lawful rate, the Purchaser may, at its sole option, either refund the amount of such excess or credit the amount of such excess against the principal balance of the Note outstanding and thereby shall render inapplicable any and all penalties of any kind provided by applicable law as a result of such excess interest. All amounts paid or agreed to be paid in connection with the Note which would under any law in effect and applicable to the Purchaser be deemed "interest" shall, at the option of the Purchaser, to the extent permitted by such applicable law, be amortized, prorated, allocated and spread throughout the full term of such Note.

       10.10 Exchange of Note. Upon surrender by any holder of the Note to the Borrower of the Note, the Borrower at its expense will issue in exchange therefor, and deliver to such holder, a new Note or Notes, in such principal amount or amounts as may be requested by such holder. Upon receipt of evidence satisfactory to the Borrower of the loss, theft, destruction or mutilation of any Note, and in case of any such loss, theft or destruction, upon delivery of an indemnity agreement satisfactory to the Borrower (provided that in the case of either Purchaser or an institutional Borrower, such holder's own agreement shall be deemed satisfactory to the Borrower), or in case of any such mutilation, upon surrender and cancellation of such Note, the Borrower at its expense will issue and deliver to any such holder a new Note of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note.

The parties hereto have executed this Agreement as of the date first set forth above.

BORROWER:	AMERICAN WATER STAR, INC.
By:
Its:

PURCHASER/PURCHASERS:
Signature
Print Name
Soc. Sec. No

Signature
Print Name
Soc. Sec. No.

SCHEDULE 1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO TRANSFER, SALE OR OTHER DISPOSITION OF THIS NOTE MAY BE MADE UNLESS A REGISTRATION STATEMENT WITH RESPECT TO THIS NOTE HAS BECOME EFFECTIVE UNDER SAID ACT, OR THE CORPORATION HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

THIS NOTE IS SUBJECT TO THE TERMS OF THE PURCHASE AGREEMENT BY AND BETWEEN THE CORPORATION AND THE PURCHASERS NAMED THEREIN.

AMERICAN WATER STAR, INC.
CONVERTIBLE NOTE

$_______________________	____________, 20___ Las Vegas, Nevada

       SECTION 1. American Water Star, Inc., a Nevada corporation (the "Corporation"), for value received, hereby promises to pay to __________________________________, or his assigns ("Payee"), the principal amount of _____________________________________ Dollars ($______________) and to pay interest (computed on the basis of a 360-day year) on the unpaid principal amount hereof outstanding from time to time from and including the date hereof until and including the date the principal amount hereof is paid in full at the rate of 15% per annum.

       SECTION 2. The principal amount hereof and all accrued interest shall be payable in full in immediately available funds one (1) year from the date of issue on ________________, 2003 (the "Maturity Date").

       SECTION 3. This Note is issued under and pursuant to the terms and provisions of that Convertible Note Purchase Agreement, dated as of the date hereof (as amended, restated or supplemented from time to time, the "Note Agreement"), entered into by the Corporation and the original Purchasers therein referred to, and the Payee is entitled to all of the rights and benefits provided for thereby or referred to therein, to which Note Agreement reference is hereby made for a statement thereof.

       SECTION 4. Under certain circumstances, as specified in Section 7.1 of the Note Agreement, the principal of, and all accrued interest on, this Note may be declared due and payable in the manner and with the effect provided in the Note Agreement. If any installment of principal or interest is not paid in full in immediately available funds on the due date thereof (whether by maturity or acceleration), then the outstanding principal balance of this Note and any interest accrued prior to that due date (to the extent permitted by applicable law) shall bear additional interest as set forth in Section 7.1 of the Note Agreement. This Note may be prepaid in full or in part at any time without premium or penalty. Payments received under this Note shall be applied first to accrued interest and then to reduce the principal amount hereof.

       SECTION 5. All payments on or in respect of this Note, including principal, interest and premium thereon shall be made in such coin and currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts in immediately available funds to such account as the holder hereof specifies, or, at the option of the holder hereof, in such manner and at such other place in the United States of America as the holder hereof shall have indicated to the Corporation. Whenever a payment to be made hereunder shall be due and payable on a day which is not a business day in Las Vegas, Nevada, such payment shall be made on the next succeeding business day and such extension of time shall be included in the computation of the payment of interest hereunder. All payments hereunder shall be made without counterclaim, setoff or withholding to the holder's account as designated in writing from time to time by the holder hereof.

       SECTION 6. This Note is a registered Note and is transferable only by surrender thereof at the principal office of the Corporation, duly endorsed or accompanied by a written instrument of transfer duly executed by the holder of this Note or its attorney duly authorized in writing.

       SECTION 7. The Corporation hereby waives diligence, presentment, demand, protest and notice of every kind whatsoever. The failure of the holder hereof to conversion any of its rights hereunder in any particular instance is outlined in the Note Purchase Agreement

       SECTION 8. This Note shall be binding upon the Corporation, its successors and assigns, and shall inure to the benefit of the holder hereof, its successors and assigns.

       SECTION 9. This Note is made under, and shall be governed by and construed in accordance with, the laws of the State of Nevada (exclusive of the conflict of law principles and provisions thereof).

       SECTION 10. The holders of this Note shall have conversion rights as follows:

(a) Voluntary Conversion. At any time, commencing one (1) month after completion of the offering, the holder of this Note may convert the then outstanding principal amount thereof, together with all accrued and unpaid interest hereunder, at a conversion price of thirty percent (30%) discount to the closing bid price per share on the day of conversion (the "Conversion Price") into shares of Common Stock with a floor price of twenty cents ($0.20), and a ceiling of forty cents ($0.40) per share if trading price is less than one dollar ($1.00) per share.

(b) Automatic Conversion. The outstanding principal amount and all accrued interest on this Note shall automatically be converted into shares of Common Stock at the then effective Conversion Price (defined above) in the event the Holder fails to deliver to the Company written notice of his/her/its intent to receive cash payment for the total indebtedness due under this Note no later than 30 days prior to the Maturity Date (defined above).

(c) Mechanics of Conversions. Before any holder of a Note shall be entitled to convert the same into shares of Common Stock, he, she or it shall surrender the Note duly endorsed "Cancelled" at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he, she or it elects to convert the same and shall state therein the name or names in which he, she or it wishes the certificate or certificates for shares of Common Stock to be issued.

(d) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of this Note shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 10(d), then the Conversion Price, as combination of shares provided for in Section 10(d), then the Conversion Price, as then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Note shall be convertible into, or in lieu of the number of shares of Common Stock that the holders would have otherwise been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of this Note immediately before that change. This clause is effective solely for the note purchaser who has not gone through the note conversion process. Once the conversion or election made not to convert than this section c is not applicable.

(e) No Impairment. The Corporation will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out all the provisions of this Note and in the taking if all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of this Note against impairment.

(f) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment or readjustment of the applicable Conversion Price pursuant to this Note, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to the holder of this Note a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of the holder of this Note, furnish or cause to be furnished to such holder a like certificate prepared by the Corporation setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of this Note. This information shall be forthcoming from Camden Securities and forwarded to the Company.

(g) Notices. In the event of any taking by the Corporation of a record of the holder of the holders of any class of securities for the purposes of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation shall mail to the holder of this Note at least thirty (30) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution. In the event of any proposal by the Corporation to take any action that would result in any liquidation or deemed liquidation of the Corporation, the Corporation shall mail to the holder of this Note at least twenty (20) days prior to the date of such proposed transaction a notice specifying the proposed date of such transaction. Any notice required by the provisions of his Note appearing in the books of the Corporation. If the mailing address of the holder of this Note is outside the United States, a copy of any notice to be sent pursuant to this Section shall be sent to such holder by telecopy (with confirmation of receipt) and shall be deemed given upon transmission. Any notices deposited in the mail shall be sent by registered mail.

(h) Issue Taxes. The Corporation shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares on conversion of this Note pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Notes, such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversation of all outstanding Notes; and if at any time the number of authorized by unissued shares of Common Stock not be sufficient to effect the conversion of all then outstanding Notes, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging its best efforts to obtain the requisite stockholder approval if any necessary amendment to this Note.

(j) Fractional Shares No fractional shares shall be issued upon the conversion of the Notes. Fractional interests shall be eliminated by rounding any fraction up to the nearest whole number of common shares.

       SECTION 11. For purposes of this Note, in addition to capitalized terms elsewhere defined in this Note, the following capitalized terms have the following meanings:

       "Obligations" shall mean any principal, interest, premium, penalties, fees and other liabilities and obligations (including obligations under letters of credit and unused availability under revolving credit facilities) payable under the documentation relating to any Senior Indebtedness (including, but not limited to, all interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided in the governing documentation, whether or not such interest is an allowed claim in such proceeding).

       "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision hereof.

       "Placement Agent " means Camden Securities, Inc.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first above written.

AMERICAN WATER STAR, INC. By: Its:

[CORPORATE SEAL]